Exhibit 99.1
FOR IMMEDIATE RELEASE
For inquiries, please call:
Jeff Kip, Panera Bread, (314) 633-7289
PANERA BREAD APPOINTS W. AUSTIN LIGON AND CHARLES J. CHAPMAN III
TO BOARD OF DIRECTORS
Names Domenic Colasacco Lead Independent Director
St. Louis, MO, January 22, 2008 — Panera Bread Company (Nasdaq: PNRA) announced today that it has appointed two new independent directors to its Board of Directors: W. Austin Ligon, co-founder and former President and Chief Executive Officer of CarMax, Inc. and Charles (Chuck) J. Chapman III, Chief Operating Officer of American Dairy Queen Corporation, which has over 4,700 locations and is a division of Berkshire-Hathaway, Inc. With the addition of Messrs. Ligon and Chapman, Panera’s Board will be expanded from four directors to six directors, five of whom are independent.
“Over the past year, we have been working hard to identify additional qualified, independent directors with proven growth, operational and restaurant experience to join our Board,” said Ron Shaich, Chairman and Chief Executive Officer of Panera. “We are extremely pleased to announce the appointment of Austin and Chuck to Panera’s Board, and we look forward to benefiting from their wealth of relevant experience and expertise in the consumer and restaurant industries, respectively, areas that are critical to the continued success of our company. Austin is a first-class executive and business strategist who has held senior planning and general management roles in the hotel, restaurant and ‘big box’ retail areas. He spent the last 15 years building CarMax from an idea at its inception to a Fortune 500 company. Chuck has an impressive track record of building sales, rolling out concepts and developing best in class operating systems at a variety of well-known restaurant companies and has also served as a franchisee.”
The Company noted that Mr. Ligon and Mr. Chapman were appointed to the classes of directors whose terms are scheduled to expire in 2009 and 2010, respectively.
Panera also announced today that its Board of Directors has appointed current board member Domenic Colasacco as Lead Independent Director. Mr. Colasacco, Chairman, President and Chief Executive Officer of Boston Trust & Investment Management, has been a director of Panera since March 2000 and currently serves as Chair of the Company’s Audit Committee and as a member of its Nominations and Corporate Governance and Compensation and Stock Option Committees.
Mr. Shaich added, “Domenic has been an integral part of our Board for more than seven years and his proven leadership track record, Board experience and strong personal commitment to the Company make him ideal for this new governance position. As lead independent director, Domenic will make even further contributions as he facilitates communications among and between individual directors, committees and the Chairman.”
New Director Biographies
W. Austin Ligon, 56, is the co-founder and former President and Chief Executive Officer of CarMax, Inc., the nation’s largest retailer of used cars. Mr. Ligon retired from CarMax in June 2006. Mr. Ligon and Rick Sharp, then Circuit City CEO, developed the CarMax idea together in 1991 and launched the first CarMax store in Richmond, VA, in 1993. Having led the company through its IPO as a tracking stock of Circuit City in 1997, Mr. Ligon became Chief Executive Officer upon the successful spin-off of CarMax from its former parent, Circuit City Stores, in 2002. Prior to CarMax, Mr. Ligon held a number of senior planning positions at Circuit City and at Marriott Corporation, and he also spent time managing

Marriott’s family restaurant division. Mr. Ligon was previously a senior consultant for the Boston Consulting Group. Mr. Ligon is a member of the advisory board of the Center for Talented Youth, Johns Hopkins University, the Yale School of Management and the University of Virginia, Board of Visitors. Mr. Ligon earned his M.A. in Economics from the University of Texas and an M.B.A. from the Yale School of Management.
Charles J. Chapman III, 45, is currently Chief Operating Officer of American Dairy Queen Corporation, which has over 4,700 locations and is a division of Berkshire-Hathaway, Inc. He has held a number of senior positions at the company since 2001. During his 16 years of executive experience in the food service industry, Mr. Chapman has served as Chief Operating Officer of Bruegger’s Bagels, Inc., and as President and co-Owner of a Bruegger’s franchise, Beantown Bagels. He also held marketing and operations positions with Darden Restaurants. Mr. Chapman also has a background in corporate strategy and began his career as a consultant at Bain & Company. Mr. Chapman earned his M.B.A. from The Amos Tuck School of Business Administration, Dartmouth College.
About Panera
Panera Bread Company owns and franchises 1,167 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of December 25, 2007. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-café selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 63 bakery-cafes as of December 25, 2007.
# # #